Exhibit 99.1

The Merger of Jaguar Animal Health and Napo Pharmaceuticals is Effective

The Combined Company’s New Name is Jaguar Health, Inc.

Nasdaq Ticker Remains the Same: JAGX

Merger Terms Include Additional Funding for Combined Company at $0.925/share as Disclosed in the Proxy/Prospectus

San Francisco, CA (July 31, 2017): The merger of Jaguar Animal Health, Inc. and Napo Pharmaceuticals, Inc. (Napo) became effective today, July 31, 2017, at which point Jaguar Animal Health’s name changed to Jaguar Health, Inc. (Jaguar) and Napo began operating as a wholly-owned subsidiary of Jaguar focused on human health and the ongoing commercialization of Mytesi®, which is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Although Jaguar’s name has changed, the public company will continue to trade under the same Nasdaq ticker symbol: JAGX.

The terms of the merger include additional funding for the combined company, at $0.925 per share as disclosed in the definitive joint proxy statement/prospectus. As of today’s date, the combined company has approximately 66 million shares outstanding, and approximately 98 million shares outstanding on a fully diluted basis.

“We are thrilled that the merger of Jaguar and Napo has become effective. It is truly transformational for Jaguar Health to forward-integrate into an important revenue stream from Mytesi®, for which we hold unencumbered global rights and are pursuing multiple follow-on indications for various chronic gastrointestinal disorders. We estimate the potential U.S. market for Mytesi® to be approximately $100 million in gross annual sales, and anticipate that Mytesi® will generate approximately $7.0 million in revenue by April 2018 for its current, FDA-approved specialty indication,” Lisa Conte, Jaguar’s president and CEO, stated.

Jaguar Health is pursuing a follow-on indication for Mytesi® in chemotherapy-induced diarrhea, an important supportive care indication for patients undergoing primary or adjuvant chemotherapy for cancer treatment. Mytesi® is in development for orphan-drug indications for infants and children with congenital diarrheal disorders and short bowel syndrome; as a second-generation anti-secretory agent for use in cholera patients; and for supportive care for irritable bowel syndrome (IBS) and inflammatory bowel disease (IBD). Mytesi® has demonstrated benefit to D-IBS patients in published Phase 2 studies.

Jaguar Health’s next expected veterinary product commercial launch will be for Equilevia™, a personalized premium proprietary total gut health product for equine athletes, which will be non-prescription.

Available Audio Recording of Jaguar’s July 28, 2017 Conference Call

The Jaguar management team hosted a conference call on Friday, July 28, 2017 to discuss the merger. Interested individuals can access an audio recording of the call on the investor relations section of Jaguar’s website (click here) for 90 days following the call. A dial-in replay of the call is also available, through August 4, 2017, at 844-512-2921 (U.S. Toll Free) or 412-317-6671 (International). Participants must use the following code to access the dial-in replay of the call: 4112552.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

About Jaguar Health, Inc.

Jaguar Health, Inc. is a natural-products pharmaceuticals company focused on developing and commercializing novel, sustainably derived gastrointestinal products for both human prescription use and animals on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Mytesi® is in development for multiple possible follow-on indications, including chemotherapy-induced diarrhea; orphan-drug indications for infants and children with congenital diarrheal disorders and short bowel syndrome; supportive care for inflammatory bowel disease (IBD); irritable bowel syndrome (IBS); and as a second-generation anti-secretory agent for use in cholera patients. Canalevia™ is our lead animal prescription drug candidate, intended for treatment of various forms of diarrhea in dogs. Equilevia™ is Jaguar’s non-prescription product for total gut health in equine athletes. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are Jaguar’s lead non-prescription animal products. Mytesi®, Canalevia™, Equilevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals.

For more information about Jaguar, please visit www.jaguar.health. For more information about Napo, please visit www.napopharma.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the benefits of the merger between Jaguar and Napo, Jaguar’s estimate that the potential U.S. market for Mytesi® is approximately $100 million in gross annual sales, Jaguar’s projection that Mytesi® will generate approximately $7.0 million in revenue by April 2018, possible follow-on indications for Mytesi® and Jaguar’s expectation that its next veterinary product commercial launch will be for Equilevia. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

Jaguar-JAGX